Exhibit 10.2

K2 Inc.

Schedule of Non-Employee Director Compensation

Effective May 11, 2006, the Board of Directors (the “Board”) of K2 Inc. (the “Company”) approved the following compensation for non-employee directors:

1. Retainer and Meeting Fees

Each non-employee director shall receive an annual cash retainer fee of $25,000, payable in quarterly installments. At a later date, the Company might determine that non-employee directors may elect to receive a stock grant in lieu of the $25,000 annual cash retainer to which the director would otherwise be entitled. The number of shares under the stock grant would equal the amount of fees otherwise payable to the director divided by the fair market value of the common stock of the Company on the payment date, rounded to the nearest whole share.

The lead independent director of the Board shall receive additional annual cash compensation of $15,000.

The chair of the Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee (if the chair is a non-employee director) of the Board shall receive additional annual cash compensation of $5,000. The chair of the Audit Committee of the Board shall receive additional annual cash compensation of $10,000.

Board meeting fees of $1,500 per meeting day will be paid to each non-employee director for each Board meeting attended. Committee meeting fees of $1,500 per meeting day will be paid to each non-employee director for each Compensation Committee, Corporate Governance and Nominating Committee or Executive Committee meeting attended. Committee meeting fees of $2,000 per meeting day will be paid to each non-employee director for each Audit Committee meeting attended.

Directors may elect to defer the receipt of their cash fees. Interest on deferred cash fees is accrued quarterly based on the average interest rate paid by the Company in the preceding quarter on its short-term borrowings.

2. Annual Equity Grants

Each non-employee director shall receive an annual grant of 10,000 options, each representing the right to purchase one share of common stock of the Company.

Each non-employee director shall receive an additional annual grant of 4,500 restricted stock units, each representing the value of one share of common stock of the Company.

All equity grants to non-employee directors shall be at the fair market value of the Company’s common stock on date of grant.

3. Additional Compensation

Each non-employee director shall receive a credit with the Company to purchase $5,000 of Company products at the same discount available to all Company employees.

The Company will reimburse reasonable travel and related business expenses that a Director incurs for attendance at all meetings of the Board and committees and in connection with other Board or Company business.